Turner, Jones & Associates, PLLC
108 Center Street, North, 2nd Floor
Vienna, VA 22180
703-242-6500
703-242-1600-fax

April 8, 2008

Cyberlux Corporation
4625 Creekstone Drive, Suite 130
Research Triangle Park
Durham, North Carolina 27703

As independent auditors of Cyberlux Corporation we hereby consent to the incorporation of our report dated March 28, 2008, relating to the consolidated balance sheet of Cyberlux Corporation as of December 31, 2007, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the years ended December 31, 2007 and 2006 in the Form S-8 of Cyberlux Corporation submitted on April 8, 2008.

s/s Turner, Jones & Associates, PLLC

Vienna, Virginia
April 8, 2008